Exhibit 99.1

Proofpoint Announces Fourth Quarter and Full Year 2018 Financial Results

Fourth Quarter Highlights

•                       Total revenue of $198.5 million, up 35% year-over-year

•                       Billings of $269.9 million, up 43% year-over-year

•                       GAAP EPS of $(0.39) per share, Non-GAAP EPS of $0.51 per share

•                       Operating cash flow of $55.1 million and free cash flow of $48.6 million

SUNNYVALE, Calif., — January 31, 2019 — Proofpoint, Inc. (NASDAQ: PFPT), a leading next-generation security and compliance company, today announced financial results for the fourth quarter and full year ended December 31, 2018.

“Our strong fourth quarter results marked a strong finish to 2018 and helped deliver yet another year of solid execution, disciplined growth and investment in our business,” stated Gary Steele, chief executive officer of Proofpoint.  “We are well-positioned, with tremendous market momentum as we enter 2019.  I believe that our people-centric approach to cybersecurity will be a game-changer, and I couldn’t be more excited about the opportunity in front of us.”

Fourth Quarter 2018 Financial Highlights

•                  Revenue: Total revenue for the fourth quarter of 2018 was $198.5 million, an increase of 35%, compared to $146.9 million for the fourth quarter of 2017.

•                  Billings: Total billings for the fourth quarter of 2018 were $269.9 million, an increase of 43%, compared to $188.6 million for the fourth quarter of 2017.

•                  Gross Profit: GAAP gross profit for the fourth quarter of 2018 was $145.5 million compared to $106.4 million for the fourth quarter of 2017.  Non-GAAP gross profit for the fourth quarter of 2018 was $156.6 million compared to $114.4 million for the fourth quarter of 2017.  GAAP gross margin for the fourth quarter of 2018 was 73%, compared to 72% for the fourth quarter of 2017.  Non-GAAP gross margin was 79% for the fourth quarter of 2018 compared to 78% for the fourth quarter of 2017.

•                  Operating Income (Loss): GAAP operating loss for the fourth quarter of 2018 was $(21.0) million compared to a loss of $(11.7) million for the fourth quarter of 2017.  Non-GAAP operating income for the fourth quarter of 2018 was $29.3 million compared to $21.0 million for the fourth quarter of 2017.

•                  Net Income (Loss): GAAP net loss for the fourth quarter of 2018 was $(21.2) million, or $(0.39) per share, based on 54.8 million weighted average shares outstanding.  This compares to a GAAP net loss of $(6.5) million, or $(0.14) per share, based on 45.4 million weighted average shares outstanding for the fourth quarter of 2017.  Non-GAAP net income for the fourth quarter of 2018 was $29.1 million, or $0.51 per share, based on 56.8 million weighted average diluted shares outstanding.  This compares to non-GAAP net income of $19.9 million, or $0.37 per share, based on 55.8 million weighted average diluted shares outstanding for the fourth quarter of 2017.  Non-GAAP earnings per share for the fourth quarter of 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $1.0 million was added back to net income as the “If-Converted” threshold during the period was achieved.

•                  Cash and Cash Flow: As of December 31, 2018, Proofpoint had cash, cash equivalents, and short term investments of $231.7 million.  The company generated $55.1 million in net cash from operations for the fourth quarter of 2018 compared to $42.5 million during the fourth quarter of 2017.  The company’s free cash flow for the quarter was $48.6 million compared to $30.3 million for the fourth quarter of 2017.

“We saw exceptional demand for our services by new and existing customers in the fourth quarter, with solid momentum across our portfolio of emerging products, and consistently high customer retention rates,” stated Paul Auvil, chief financial officer of Proofpoint.  “We were particularly pleased with the significant step-up in our billings for the quarter, which when annualized, were in excess of $1 billion and we continue to see steady improvement in our free cash flow margins, which approached 22% for fiscal year 2018.”

Full Year 2018 Financial Highlights

•                  Revenue: Total revenue for the full year of 2018 was $717.0 million, an increase of 38% compared to $519.7 million in 2017.

•                  Billings: Total billings for the full year of 2018 were $875.3 million, an increase of 37% compared to $638.8 million in 2017.

•                  Gross Profit: GAAP gross profit for the full year of 2018 was $515.2 million compared to $376.3 million for 2017.  Non-GAAP gross profit for the full year of 2018 was $558.5 million compared to $403.3 million for 2017.  GAAP gross margin for the full years of 2018 and 2017 was 72%.  Non-GAAP gross margin was 78% for the full year of 2018, consistent with the prior year.

•                  Operating Income (Loss): GAAP operating loss for the full year of 2018 was $(101.7) million compared to a loss of $(54.9) million for 2017.  Non-GAAP operating income for the full year of 2018 was $83.6 million compared to $60.7 million for 2017.

•                  Net Income (Loss): GAAP net loss for the full year of 2018 was $(103.7) million, or $(1.99) per share, based on 52.1 million weighted average shares outstanding.  This compares to a GAAP net loss of $(69.8) million, or $(1.58) per share, based on 44.3 million weighted average shares outstanding for 2017.

Non-GAAP net income for the full year of 2018 was $82.5 million, or $1.47 per share, based on 57.0 million weighted average diluted shares outstanding.  This compares to non-GAAP net income of $56.6 million, or $1.10 per share, based on 55.4 million weighted average diluted shares outstanding for 2017.  Non-GAAP earnings per share for the full years of 2018 and 2017 included the shares associated with the company’s convertible notes, and cash interest expense (net of tax) of $1.2 million and $4.1 million, respectively, were added back to net income as the “If-Converted” threshold during the period was achieved.

•                  Cash Flow: The company generated $184.7 million in net cash from operations for the full year of 2018 compared to $153.7 million during 2017.  The company generated free cash flow of $155.2 million for the full year of 2018 compared to $106.7 million during 2017.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Fourth Quarter and Recent Business Highlights:

•                  Released the Proofpoint Attack Index, the industry’s first people-centric attack index to identify the most targeted users in an organization.

•                  Positioned in the Leader’s quadrant of Gartner’s Magic Quadrant for Enterprise Information Archiving for the seventh consecutive year.

•                  Positioned in the Leader’s quadrant of Gartner’s Magic Quadrant for Security Awareness Computer-Based Training for the fifth consecutive year.

•                  Proofpoint Cloud Access Security Broker named a 2018 CRN Product of the Year Winner.

Financial Outlook

As of January 31, 2019, Proofpoint is providing its first quarter and full year 2019 guidance as follows:

•                  First Quarter 2019 Guidance: Total revenue is expected to be in the range of $198.0 million to $200.0 million.  Billings are expected to be in the range of $211.5 million to $213.5 million.  GAAP gross margin is expected to be 71%.  Non-GAAP gross margin is expected to be approximately 78%.  GAAP net loss is expected to be in the range of $(49.4) million to $(46.3) million, or $(0.89) to $(0.84) per share, based on approximately 55.4 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $18.0 to $20.0 million, or $0.31 to $0.35 per share, using 57.2 million weighted average diluted shares outstanding.  Free cash flow during the quarter is expected to be in the range of $38.0 million to $40.0 million, which assumes capital expenditures of approximately $9.0 million.

•                  Full Year 2019 Guidance: Total revenue is expected to be in the range of $870.0 million to $874.0 million.  Billings are expected to be in the range of $1,058.0 million to $1,062.0 million. GAAP gross margin is expected to be 72%.  Non-GAAP gross margin is expected to be just over 78%.  GAAP net loss is expected to be in the range of $(165.8) million to $(160.7) million, or $(2.96) to $(2.87) per share, based on approximately 56.0 million weighted average diluted shares outstanding.  Non-GAAP net income is expected to be in the range of $94.0 million to $98.0 million, or $1.60 to $1.67 per share, using 58.8 million weighted average diluted shares outstanding. Free cash flow for the full year is expected to be in the range of $196.0 million to $200.0 million, which assumes capital expenditures of approximately $38.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the fourth quarter and full year ended December 31, 2018.  To access this call, dial (888) 204-4368 for the U.S. or Canada, or (323) 794-2423 for international callers, with conference ID #4594062.  A live webcast, and an archived recording of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com.  An audio replay of this conference call will also be available through February 14, 2019, by dialing (844) 512-2921 for the U.S. or Canada or (412) 317-6671 for international callers, and entering passcode #4594062.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ: PFPT) is a leading cybersecurity company that protects organizations’ greatest assets and biggest risks: their people. With an integrated suite of cloud-based solutions, Proofpoint helps companies around the world stop targeted threats, safeguard their data, and make their users more resilient against cyber attacks. Leading organizations of all sizes, including more than half of the Fortune 1000, rely on Proofpoint to mitigate their most critical security and compliance risks across email, the cloud, social media, and the web. No one protects people, the data they create, and the digital channels they use more effectively than Proofpoint. More information is available at www.proofpoint.com.

Proofpoint is a trademark or registered trademark of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding momentum in the company’s business, market position, win rates and renewal rates, future growth, and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation and market acceptance thereof; the ability to attract and retain key personnel; potential changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; security breaches, which could affect our brand; the costs of litigation; the impact of changes in foreign currency exchange rates; the effect of general economic conditions, including as a result of specific economic risks in different geographies and among different industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the three months ended September 30, 2018, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Computational Guidance on Earnings Per Share Estimates

Accounting principles require that EPS be computed based on the weighted average shares outstanding (“basic”), and also assuming the issuance of potentially issuable shares (such as those subject to stock options, convertible notes, etc.) if those potentially issuable shares would reduce EPS (“diluted”).

The number of shares related to options and similar instruments included in diluted EPS is based on the “Treasury Stock Method” prescribed in Financial Accounting Standards Board (“FASB”) ASC Topic 260, Earnings Per Share (“FASB ASC Topic 260”). This method assumes a theoretical repurchase of shares using the proceeds of the respective stock option exercise at a price equal to the issuer’s average stock price during the related earnings period. Accordingly, the number of shares includable in the calculation of diluted EPS in respect of stock options and similar instruments is dependent on this average stock price and will increase as the average stock price increases.

The number of shares includable in the calculation of diluted EPS in respect of convertible senior notes is based on the “If Converted” method prescribed in FASB ASC Topic 260. This method assumes the conversion or exchange of these securities for shares of common stock. In determining if convertible securities are dilutive, the interest savings (net of tax) subsequent to an assumed conversion are added back to net earnings. The shares related to a convertible security are included in diluted EPS only if EPS as otherwise calculated is greater than the interest savings, net of tax, divided by the shares issuable upon exercise or conversion of the instrument. Accordingly, the calculation of diluted EPS for these instruments is dependent on the level of net earnings. Each series of convertible securities is considered individually and in sequence, starting with the series having the lowest incremental earnings per share, to determine if its effect is dilutive or anti-dilutive.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit and gross margin. We define non-GAAP gross profit as GAAP gross profit, adjusted to exclude stock-based compensation expense and the amortization of intangibles associated with acquisitions. We define non-GAAP gross margin as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges that can fluctuate for Proofpoint, based on timing of equity award grants and the size, timing and purchase price allocation of acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross margin versus gross profit and gross margin, in each case, calculated in accordance with GAAP. For example, stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit and non-GAAP gross margin may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross margin and evaluating non-GAAP gross profit and non-GAAP gross margin together with gross profit and gross margin calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation. Costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions and litigation so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, as noted above, non-GAAP operating loss excludes stock-based compensation expense. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations, and some of these items are cash-based. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss, adjusted to exclude stock-based compensation expense, amortization of intangibles, costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, loss on conversion of convertible debt, and tax effects associated with these items. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and costs associated with acquisitions and litigation, non-cash interest expense related to the convertible debt discount and issuance costs for the convertible debt offering, and loss on conversion of convertible debt.

In order to provide a complete picture of our recurring core business operating results, we also compute the tax effect of the adjustments used in determining our non-GAAP results by calculating an adjusted tax provision which considers the current and deferred tax impact of the adjustments.  The adjusted tax provision reflects all of the relevant impacts of the adjustments, inclusive of those items that have an impact to the effective tax rate, current provision and deferred provision.  As a result of the varying impacts of each item, the effective tax rate for the adjusted tax provision will vary period over period as compared to the GAAP tax provision. The adjusted tax provision is then compared to the GAAP tax provision, and the difference is reflected as “income tax benefit (expense)” in the reconciliation between GAAP net loss/income and Non-GAAP net loss/income.

Billings. We define billings as revenue recognized plus the change in deferred revenue and customer prepayments less change in unbilled accounts receivable from the beginning to the end of the period, but excluding additions to deferred revenue from acquisitions. Customer prepayments represent billed amounts for which the contract can be terminated and the customer has a right of refund. Unbilled accounts receivable represent amounts for which the Company has recognized revenue, pursuant to its revenue recognition policy, for subscription software already delivered and professional services already performed, but billed in arrears and for which the Company believes it has an unconditional right to payment. We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP. Billings include amounts that have not yet been recognized as revenue, but exclude additions to deferred revenue from acquisitions. We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue:
Subscription	$195,089	$144,027	$704,400	$506,355
Hardware and services	3,390	2,892	12,594	13,326
Total revenue	198,479	146,919	716,994	519,681
Cost of revenue:(1)(2)
Subscription	46,758	35,937	180,253	125,832
Hardware and services	6,237	4,561	21,508	17,546
Total cost of revenue	52,995	40,498	201,761	143,378
Gross profit	145,484	106,421	515,233	376,303

Operating expense:(1)(2)
Research and development	48,215	35,414	185,391	129,803
Sales and marketing	92,554	66,242	345,368	248,694
General and administrative	25,754	16,512	86,185	52,735
Total operating expense	166,523	118,168	616,944	431,232
Operating loss	(21,039)	(11,747)	(101,711)	(54,929)
Interest income (expense)	937	(8,050)	(14,168)	(25,597)
Other (expense) income, net	(387)	(110)	(1,102)	774
Loss before income taxes	(20,489)	(19,907)	(116,981)	(79,752)
(Provision for) benefit from income taxes	(746)	13,360	13,232	9,950
Net loss	$(21,235)	$(6,547)	$(103,749)	$(69,802)
Net loss per share, basic and diluted	$(0.39)	$(0.14)	$(1.99)	$(1.58)
Weighted average shares outstanding, basic and diluted	54,805	45,424	52,111	44,258

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$3,610	$2,520	$14,012	$10,635
Cost of hardware and services revenue	651	492	2,287	1,893
Research and development	10,505	7,991	40,204	30,588
Sales and marketing	13,245	8,892	50,320	33,962
General and administrative	11,732	5,350	35,885	20,382
Total stock-based compensation expense	$39,743	$25,245	$142,708	$97,460
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$6,830	$4,945	$26,971	$14,512
Research and development	—	15	45	60
Sales and marketing	3,762	1,143	14,141	3,934
Total intangible amortization expense	$10,592	$6,103	$41,157	$18,506

Proofpoint, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$185,392	$286,072
Short-term investments	46,307	45,526
Accounts receivable, net	199,194	107,696
Inventory	481	730
Deferred product costs	1,800	1,541
Deferred commissions	37,391	26,249
Prepaid expenses and other current assets	16,872	18,669
Total current assets	487,437	486,483
Property and equipment, net	70,627	73,617
Deferred product costs	303	259
Goodwill	460,425	297,704
Intangible assets, net	136,645	95,602
Long-term deferred commissions	69,989	51,954
Other assets	7,592	12,813
Total assets	$1,233,018	$1,018,432

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,237	$12,271
Accrued liabilities	90,719	65,503
Capital lease obligations	—	34
Deferred rent	829	586
Deferred revenue	492,742	364,521
Total current liabilities	604,527	442,915
Convertible senior notes	—	197,858
Long-term capital lease obligations	—	55
Long-term deferred rent	3,757	4,102
Other long-term liabilities	6,812	11,069
Long-term deferred revenue	105,388	63,318
Total liabilities	720,484	719,317

Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized; 55,149 and 50,325 shares issued and outstanding at December 31, 2018 and 2017, respectively	6	5
Additional paid-in capital	1,107,953	787,572
Accumulated other comprehensive loss	(7)	(9)
Accumulated deficit	(595,418)	(488,453)
Total stockholders’ equity	512,534	299,115
Total liabilities and stockholders’ equity	$1,233,018	$1,018,432

Proofpoint, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities
Net loss	$(21,235)	$(6,547)	$(103,749)	$(69,802)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,238	12,812	73,553	42,098
Stock-based compensation	39,743	25,245	142,708	97,460
Change in fair value of contingent consideration	—	264	(79)	(1,533)
Amortization of debt issuance costs and accretion of debt discount	—	5,353	8,383	21,789
Amortization of deferred commissions	10,955	7,756	37,076	28,476
Loss on conversion of convertible notes	—	2,641	7,207	2,696
Deferred income taxes	11	(14,122)	(15,258)	(15,953)
Other	322	118	1,469	(348)
Changes in assets and liabilities:
Accounts receivable	(55,389)	(13,292)	(81,890)	(31,744)
Inventory	(110)	(273)	249	(132)
Deferred products costs	2	148	(302)	338
Deferred commissions	(25,036)	(16,668)	(66,254)	(45,910)
Prepaid expenses	439	186	(1,905)	(1,663)
Other current assets	943	(451)	2,155	(139)
Long-term assets	63	9	311	(3,429)
Accounts payable	5,741	266	8,396	(1,648)
Accrued liabilities	6,705	(930)	17,184	14,539
Deferred rent	(130)	683	(101)	1,867
Deferred revenue	72,792	39,318	155,591	116,724
Net cash provided by operating activities	55,054	42,516	184,744	153,686
Cash flows from investing activities
Proceeds from maturities of short-term investments	14,843	23,753	66,080	102,556
Proceeds from sales of short-term investments	—	—	11,931	—
Purchase of short-term investments	(31,231)	(25,645)	(78,688)	(96,741)
Purchase of property and equipment	(6,414)	(12,202)	(29,522)	(46,958)
Receipts from escrow account	—	950	3,321	6,066
Acquisitions of business, net of cash acquired	—	(155,350)	(223,786)	(155,350)
Net cash used in investing activities	(22,802)	(168,494)	(250,664)	(190,427)
Cash flows from financing activities
Proceeds from issuance of common stock	11,681	8,797	27,579	25,725
Withholding taxes related to restricted stock net share settlement	(18,739)	(11,584)	(60,706)	(42,823)
Repayments of equipment loans and capital lease obligations	(8)	(9)	(37)	(34)
Repayment of convertible notes	—	(14)	(142)	(14)
Contingent consideration payment	—	(950)	(555)	(6,066)
Net cash used in financing activities	(7,066)	(3,760)	(33,861)	(23,212)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(375)	41	(727)	1,076
Net increase (decrease) in cash, cash equivalents and restricted cash	24,811	(129,697)	(100,508)	(58,877)
Cash, cash equivalents and restricted cash
Beginning of period	161,341	416,357	286,660	345,537
End of period	$186,152	$286,660	$186,152	$286,660

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP gross profit	$145,484	$106,421	$515,233	$376,303
GAAP gross margin	73%	72%	72%	72%
Plus:
Stock-based compensation expense	4,261	3,012	16,299	12,528
Intangible amortization expense	6,830	4,945	26,971	14,512
Non-GAAP gross profit	156,575	114,378	558,503	403,343
Non-GAAP gross margin	79%	78%	78%	78%

GAAP operating loss	(21,039)	(11,747)	(101,711)	(54,929)
Plus:
Stock-based compensation expense	39,743	25,245	142,708	97,460
Intangible amortization expense	10,592	6,103	41,157	18,506
Acquisition-related expenses	—	1,429	1,433	(381)
Non-GAAP operating income	29,296	21,030	83,587	60,656

GAAP net loss	(21,235)	(6,547)	(103,749)	(69,802)
Plus:
Stock-based compensation expense	39,743	25,245	142,708	97,460
Intangible amortization expense	10,592	6,103	41,157	18,506
Acquisition-related expenses	—	1,429	1,433	(381)
Interest expense - debt discount and issuance costs	—	5,353	8,383	21,844
Loss on conversion of convertible notes	—	2,641	7,207	2,696
Income tax expense (income) (1)	27	(14,349)	(14,641)	(13,678)
Non-GAAP net income	$29,127	$19,875	$82,498	$56,645
Add interest expense of convertible senior notes, net of tax (2)	—	950	1,172	4,130
Numerator for non-GAAP EPS calculation	$29,127	$20,825	$83,670	$60,775
Non-GAAP net income per share - diluted	$0.51	$0.37	$1.47	$1.10

GAAP weighted-average shares used to compute net loss per share, diluted	54,805	45,424	52,111	44,258
Dilutive effect of convertible senior notes (2)	—	7,462	1,981	7,848
Dilutive effect of employee equity incentive plan awards (3)	2,027	2,938	2,892	3,288
Non-GAAP weighted-average shares used to compute net income per share, diluted	56,832	55,824	56,984	55,394

(1) Due to the full valuation allowance on the Company’s U.S. deferred tax assets, there were no tax effects associated with the non-GAAP adjustments for stock-based compensation expense, costs associated with acquisitions and litigations, loss on conversion of convertible notes, and non-cash interest expense related to the debt discount and issuance costs for the convertible notes. Only GAAP deferred tax expenses or benefits related to the amortization of intangibles and deferred tax benefits related to changes in the Company’s valuation allowance resulting from business acquisitions were excluded from the non-GAAP income tax expense. The Non-GAAP income tax for the twelve months ended December 31, 2018, excluded $14,725 of deferred tax benefits related to a reduction in the Company’s deferred tax valuation allowance resulting from the Wombat Acquisition. The Non-GAAP income tax for the three months and year ended December 31, 2017, excluded $12,345 of deferred tax benefits related to changes to the Company’s deferred tax valuation allowance due to the businesses acquired in the 4th quarter of 2017, and $2,024 of deferred tax benefits related to the impact of the Tax Cuts and Jobs Act of 2017 on certain intangible assets.

(2) The Company uses the if-converted method to compute diluted earnings per share with respect to its convertible senior notes. There was no add-back of interest expense or additional dilutive shares related to the convertible senior notes where the effect was anti-dilutive.

(3) The Company uses the treasury method to compute the dilutive effect of employee equity incentive plan awards.

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Total revenue	$198,479	$146,919	$716,994	$519,681

Deferred revenue and customer prepayments
Ending	605,073	431,371	605,073	431,371
Beginning	534,309	373,326	431,371	295,996
Net Change	70,764	58,045	173,702	135,375

Unbilled accounts receivable
Ending	1,276	603	1,276	603
Beginning	1,886	306	603	486
Net Change	610	(297)	(673)	(117)

Less:
Deferred revenue contributed by acquisitions	—	(16,100)	(14,700)	(16,100)
Billings	$269,853	$188,567	$875,323	$638,839

Reconciliation of GAAP Cash Flows from Operations to Free Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

GAAP cash flows provided by operating activities	$55,054	$42,516	$184,744	$153,686
Less:
Purchases of property and equipment	(6,414)	(12,202)	(29,522)	(46,958)
Non-GAAP free cash flows	$48,640	$30,314	$155,222	$106,728

Revenue by Solution

(In thousands)

(Unaudited)

	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Advanced Threat	$147,367	$137,953	$129,208	$123,613	$109,831	$99,551
Compliance	51,112	46,226	42,667	38,848	37,088	35,135
Total revenue	$198,479	$184,179	$171,875	$162,461	$146,919	$134,686

Reconciliation of Non-GAAP Measures to Guidance

(In millions, except per share amount)

(Unaudited)

	Three Months Ending	Year Ending
	March 31,	December 31,
	2019	2019

Total revenue	$198.0 - $200.0	$870.0 - $874.0

GAAP gross profit	141.1 - 142.8	628.0 - 631.2
GAAP gross margin	71%	72%
Plus:
Stock-based compensation expense	6.5 - 6.4	25.1 - 25.0
Intangible amortization expense	6.8	25.5
Non-GAAP gross profit	154.4 - 156.0	678.6 - 681.7
Non-GAAP gross margin	78%	78%

GAAP net loss	$(49.4) - $(46.3)	$(165.8) - $(160.7)
Plus:
Stock-based compensation expense	57.0 - 56.0	220.0- 219.0
Intangible amortization expense	10.3	39.6
Income tax expense	0.1 - 0.0	0.2 - 0.1
Non-GAAP net income	$18.0 - $20.0	$94.0 - $98.0
Non-GAAP net income per share - diluted	$0.31 - $0.35	$1.60 - $1.67
Non-GAAP weighted-average shares used to compute net income per share, diluted	57.2	58.8

	Three Months Ending	Year Ending
	March 31,	December 31,
	2019	2019

GAAP cash flows provided by operating activities	$47.0 - $49.0	$234.0 - $238.0
Less:
Purchases of property and equipment	(9.0)	(38.0)
Non-GAAP free cash flows	$38.0 - $40.0	$196.0 - $200.0

Media Contact:

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact:

Jason Starr

Proofpoint, Inc.

408-585-4351

jstarr@proofpoint.com